Exhibit 99.2

CONTACT:
Lewis Fanger	Richard Land, James Leahy
Vice President, Investor Relations	Jaffoni & Collins Incorporated
702/541-7777 or investors@pnkmail.com	212/835-8500 or pnk@jcir.com
PINNACLE ENTERTAINMENT CLOSES ISSUANCE OF $350 MILLION
OF NEW 8.75% SENIOR SUBORDINATED NOTES
LAS VEGAS, May 6, 2010 - Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it has closed the previously announced private offering of $350 million in aggregate principal amount of new 8.75% senior subordinated notes due 2020. The notes were issued at par.
The Company will use a portion of the net proceeds from this offering to redeem all of its existing 8.25% senior subordinated notes due 2012 and to repay all $80 million in outstanding revolving credit borrowings under its credit facility. The Company will redraw revolver borrowings to fund its Baton Rouge project as construction proceeds. The Company will also use the remaining net proceeds from the offering for general corporate purposes, including funding its Baton Rouge project.
The new senior subordinated notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the new senior subordinated notes.